EXHIBIT 2.2


                            ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 1, 1998, by and among Telegen Corporation, a California corporation ("Telegen"), Telegen Communications Corporation, a California
corporation and wholly owned subsidiary of Telegen (individually "TCC" and, together with Telegen, "Selling Parties"), and SynerCom Inc., a Nevada corporation ("Purchaser"), with reference to the following:

                                    RECITALS

                  A. TCC is in the business of manufacturing, selling, marketing and distributing electronic telecommunication products including, without limitation, the "International Dialer," "ACS2010," "TeleblockerPlus(TM)," "Net Timer," "Unique Ringer," "ACS2100," and "Multi-Line Dialer" (collectively the "TCC Business").

                  B. Selling Parties and Purchaser have entered into a letter of intent dated February 25, 1998 (the "LOI"), pursuant to which the parties stated the intent of Selling Parties to sell, and the intent of Purchaser to purchase, certain property related to the TCC Business, subject to the negotiation and execution of a definitive agreement between the parties.

                  C. Purchaser has paid to Telegen the sum of Three Hundred and Twenty Thousand Dollars ($320,000) in the manner described in Section 2(a)(i), which sum Telegen shall apply to the Purchase Price (as defined in Section 2(a)) if the transactions contemplated by this Agreement are consummated.

                  D. Purchaser desires to purchase, and Selling Parties desire to sell, substantially all of the assets and rights of Selling Parties relating to the ownership and operation of the TCC Business in exchange for the Purchase Price, all on the terms and conditions set forth herein.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                  1. Sale and Purchase of Assets; Assumption of Liabilities.

                           (a) Sale of Assets.

                  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below) on the Closing Date (as defined below), Selling Parties shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Selling Parties all of the right, title and interest of Selling Parties in and to the Assets (as defined in Section 1(b)), free and clear of any and all debts, liabilities, obligations, taxes, security interests, liens, pledges, charges and encumbrances of every kind (collectively, "Liens"), except for the Assumed Liabilities as defined in
Section 1(d) herein.


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                           (b) Assets Defined.

                  The assets to be conveyed to Purchaser shall include all personal tangible and intangible assets, properties, rights and business owned by Selling Parties of whatever description that relate in any way to the ownership, use or operation of the TCC Business, except assets specifically excluded pursuant to Section 1(c) hereof, but including all property and rights acquired or obtained by either of the Selling Parties from the date hereof through the Closing that relate to the TCC Business, (collectively, the "Assets"). Such Assets shall include, without limitation:

                                    (i) Fixed Assets.

                  All fixed assets and tangible personal property of Selling Parties useful in the TCC Business, including, without limitation, furniture, office equipment, machinery, tools, supplies, computer equipment, telephones, test equipment, tools, manufacturing equipment, inventory handling equipment, fixtures and other fixed assets (collectively, the "Fixed Assets"). A list of Fixed Assets having a net book value in excess of Five Hundred Dollars ($500) shall be prepared by Selling Parties, approved by Purchaser, and attached hereto as Schedule 1(b)(i) prior to the Closing. All Fixed Assets are located at (A) 101 Saginaw Drive, Redwood City, California 94063 (the "Premises"), (B) the residence and business premises of Eldon Saterfield in Gardnerville, Nevada, and
(C) the business premises of Crystal Fields in Hong Kong.

                                    (ii) Inventory.

                  All of Selling Parties' inventories of raw material, stock, work-in-process, spare parts, supplies and finished products used and produced in connection with the TCC Business (collectively, the "Inventory"). Selling Parties and Purchaser agree that immediately prior to the Closing, a physical inventory will be taken jointly and the actual inventory purchased by Purchaser shall be based thereon. A list of the Inventory being purchased shall be prepared by Selling Parties, approved by Purchaser, and attached hereto as
Schedule 1(b)(ii) prior to the Closing.

                                    (iii) Accounts Receivable.

                  All of Selling Parties' notes receivable, accounts receivable, security deposits, deposits by customers and unbilled receivables in connection with the TCC Business (collectively, the "Accounts Receivable"), including all interest due and payable on such receivables. A list of the Accounts Receivable shall be prepared by Selling Parties, approved by Purchaser, and attached hereto as Schedule 1(b)(iii) prior to the Closing.

                                    (iv) Contracts.

                  All leases, agreements, contracts, instruments, security interests, guaranties, and other similar arrangements, and all of Selling
Parties' rights therein, relating to the TCC Business (collectively, the "Assigned Contracts"). A list of the Assigned Contracts shall be prepared by Selling Parties, approved by Purchaser, and attached hereto as Schedule 1(b)(iv) prior to the Closing.


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

                                    (v) Intangible Property; Intellectual
                                        Property.

                  All intangible property of Selling Parties useful in the TCC Business, including, without limitation, all of Selling Parties' claims and rights under trade secrets, issued patents (including, without limitation, U.S. Patent No. 5,590,182, dated December 31, 1996), patent rights, applications to patent, trademarks, registered trademarks (including, without limitation, U.S. Trademark No. 1,824,133), applications for registration of trademarks, service marks, trade names, copyrights, inventions, formulas, know-how, confidential proprietary technical information, licenses, royalty rights, computer programs, software or firmware, data processing information, any other intellectual property, held for use by Selling Parties in the TCC Business, and goodwill (the "Intangible Property"). Included in Intangible Property shall be all information, documents, designs, files, notes, and records of every kind and nature prepared or maintained in connection with the research and development activities of the TCC Business, including without limitation, those concerning the original development of existing products, enhancements or changes made to products of the TCC Business (whenever made), enhancements or changes proposed to be made or being considered to be made to existing products, or the development of new products. The Intangible Property shall not include such property that, as of the date hereof, is not necessary for the operation of the TCC Business and which is used in the business and operation, other than the TCC Business, of Telegen or any of Telegen's subsidiaries, including but not limited to the "Telegen" name; provided , however, that for a period of one year following the Closing Date, Purchaser may use the "Telegen" name as reasonably needed by Purchaser in connection with the transition of ownership of the Assets from Selling Parties to Purchaser. Such reasonable use of the "Telegen" name by Purchaser shall include without limitation use of the "Telegen" name on previously printed labels, brochures, manuals, circuit boards, parts and other inventory, and in connection with permits and licenses issued by Underwriters Laboratories and the Federal Communications Commission until such time that such licenses are obtained in the name of Purchaser. A list of the Intangible Property shall be prepared by Selling Parties, approved by Purchaser, and attached hereto as Schedule 1(b)(v).

                                    (vi) Books and Records.

                  All of Selling Parties' files (in any format, including paper and electronic), documents, lists and records useful in the TCC Business, including those records relating to the customers of and vendors to the TCC Business (collectively the "Books and Records"). Included in the Books and Records shall be, without limitation, copies of personnel files of all employees employed in connection with the TCC Business (such employees, collectively, the "TCC Employees"), addresses and telephone numbers used by Selling Parties in the TCC Business, and any yellow pages and trade journal advertising, web site files and web site links, and all other advertising relating to the TCC Business. A list of the Books and Records shall be prepared by Selling Parties, approved by Purchaser, and attached hereto as Schedule 1(b)(vi).

                           (c) Excluded Assets.

                  The assets set forth on Schedule 1(c) to this Agreement shall be retained by Selling Parties and shall not be sold, assigned or transferred to Purchaser (the "Excluded Assets").


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

                           (d) Assumption of Liabilities.

                  Except for those liabilities and obligations of Selling Parties that are specifically set forth on Schedule 1(d) (such items disclosed on Schedule 1(d) collectively referred to herein as the "Assumed Liabilities"), it is expressly understood that Purchaser shall not assume and in no event shall Purchaser shall be deemed to have assumed or agreed to pay or perform, and Selling Parties shall at all times remain solely responsible for, any debts, contracts, commitments, obligations or other liabilities of Selling Parties of any kind or nature whatsoever, including without limitation those of the TCC Business or connected in any way to the Assets arising or accruing prior to the Closing. In connection with the TCC Business, all liabilities, debts, contracts, agreements and other obligations of Selling Parties other than the Assumed Liabilities, are referred to herein as the "Nonassumed Liabilities").

                           (e) Purchase of Entire TCC Business.

                  Selling Parties and Purchaser hereby acknowledge and agree that, except for the Excluded Assets and Nonassumed Liabilities, Purchaser is purchasing the entire TCC Business owned by Selling Parties.

                           (f) Risk of Loss.

                  Until the Closing, Selling Parties shall bear all risk of loss, injury, damage or destruction of the Assets. If any loss, injury, damage or destruction substantially impairs the value of the Assets prior to the Closing, Purchaser may terminate this Agreement at Purchaser's sole option.

                  2. Purchase Price; Allocation.

                           (a) Purchase Price and Manner of Payment.

                  Subject to the other terms and conditions of this Agreement, and in full consideration for the Assets, Purchaser agrees that the aggregate purchase price of the Assets (the "Purchase Price") shall be Five Hundred Thousand Dollars ($500,000) plus any Additional Payments (defined below) and Assumed Liabilities, payable as follows:

                                    (i) Refundable Deposit.

                  Purchaser has paid to Telegen Three Hundred and Twenty Thousand Dollars ($320,000) in the following manner: (A) concurrently with execution of the LOI, Purchaser paid to Telegen One Hundred and Fifty Thousand Dollars ($150,000), (B) on March 19, 1998, Purchaser paid to Telegen One Hundred Thousand Dollars ($100,000), (C) on March 30, 1998, Purchaser paid to Telegen Seventy Thousand Dollars ($70,000) (such amounts, collectively, the "Refundable Deposit"). In the event the transactions contemplated by this Agreement are not consummated within thirty (30) days after the execution of this Agreement, Telegen shall deliver the Refundable Deposit to Purchaser on demand therefor; provided, however, that in the event that the failure to consummate the transactions contemplated herein is caused directly by a material breach of this Agreement by Purchaser, Purchaser shall forfeit One Hundred and Fifty Thousand Dollars ($150,000) of the Refundable Deposit to Telegen.


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

                                    (ii) Closing Payment.

                  At the Closing, Purchaser shall pay to Telegen Thirty Thousand Dollars ($30,000) (the "Closing Payment"), by wire transfer to a trust account of Wilson Sonsini Goodrich & Rosati, such funds to be received on behalf of Telegen.

                                    (iii) Promissory Note.

                  At the Closing, Purchaser shall deliver to Telegen a promissory note (the "Promissory Note"), substantially in the form of Exhibit A hereto in the original principal amount of One Hundred and Fifty Thousand Dollars ($150,000), which shall be payable, net of any Setoff Amounts (as defined in Section 9(d)), to Telegen in accordance with the terms set forth in the Promissory Note.

                                    (iv) Additional Payments.

                  Following the Closing, Purchaser shall pay to Telegen certain additional payments (the "Additional Payments") on the terms and conditions set forth below:

                                             (A) Payment of Additional Payments.

                  For a period of three (3) years after the Closing Date, Purchaser or any successor in interest, whether by sale, merger, consolidation, operation at law or otherwise, to the TCC Products listed in this Section 2(a)(iv)(c) below, such successor in interest which shall be bound by the provisions of this Section 2(a)(iv)(c), shall deliver to Telegen within thirty
(30) days after the end of each calendar quarter, net of any Setoff Amounts, the amount of Additional Payments accruing to Telegen during such calendar quarter. Payment shall be accompanied by a summary of the basis for determining the amount of such payment.

                                             (B) Gross Sales Price.

                  For purposes of calculating any Additional Payments, "Gross Sales Price" shall mean the aggregate dollar gross sales of a certain TCC product made by Purchaser during a calendar quarter. "Gross Sales Price" shall not include unfilled product orders or costs related to freight, duty or tax in connection with the sale and delivery of TCC products.

                                             (C) Calculation of Additional
                                                 Payments.

                  Additional Payments be calculated as follows:

                                                      (1) International  Dialer
                                                          Payment.

                  The "International Dialer Payment" shall equal seven and one-half percent (7.5%) of the Gross Sales Price of the International Dialer for each calendar quarter.

                                                      (2) Category  A  Products
                                                          Payment.

                  The "Category A Products Payment" shall equal five percent (5%) of the aggregate Gross Sales Price of all Category A Products for each calendar quarter. The "Category


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
A   Products"    shall   mean   the   following   TCC   products:    ACS   2010,
TeleblockerPlus(TM), Net Timer, and Unique Ringer.
                                                      (3) Category  B  Product
                                                          Payment.

                  The "Category B Product Payment" shall equal two and one-quarter percent (2.25%) of the Gross Sales Price of the Category B Product for each calendar quarter. The "Category B Product" shall mean the following TCC product: ACS 2100.

                                                      (4) Category C Product.

                  The "Category C Product Payment" shall equal one and one-half percent (1.5%) of the Gross Sales Price of the Category C Product for each calendar quarter. The "Category C Product" shall mean the following TCC product:
Multi-Line Dialer.

                                             (D) Materially Changed Products.

                  In the event that Purchaser makes a material change to any of the products described in Section 2(a)(iv)(C) (such product a "Materially Changed Product"), Purchaser shall have no obligation to make Additional Payments in connection with sales of such Materially Changed Product. With respect to whether a new product is a "Materially Changed Product," evidence of material change shall include, without limitation, the following:
significantly improved functionality.

                           (b) Allocation of Purchase Price.

                  At the Closing, Purchaser and Selling Parties in good faith shall agree on an allocation of the Purchase Price in accordance with the respective fair market value of the Assets being purchased and as provided for under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Such allocation of Purchase Price shall be listed on a document substantially in the form of Schedule 2(b) attached hereto. Purchaser and each of the Selling Parties further agree to file their income tax returns and their other tax returns reflecting the allocation as determined pursuant to this
Section 2(b).

                  3. Closing Date and Actions at Closing.

                           (a) Closing Date.

                  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thelen Marrin Johnson & Bridges LLP, 333 West San Carlos Street, Ste. 1700, San Jose, California, at 10:00 A.M., Pacific Standard Time, on April 1, 1998, or at such other time and place as may be mutually agreed upon by the parties (the "Closing Date").

                           (b) Transfer Documents.

                  At the Closing, Selling Parties shall execute and deliver to Purchaser one or more bills of sale, each in substantially the form of Exhibit B attached hereto (the "Bill of Sale"), and all such other good and sufficient instruments of sale, transfer and conveyance, including


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


assignments of leases, as shall be effective to vest in Purchaser all of Selling Parties' right and title to, and interest in, the Assets.

                           (c) Assignment and Assumption Documents.

                  At the Closing, Purchaser and Selling Parties shall execute and deliver a general assignment and assumption agreement, in substantially the form of Exhibit C attached hereto (the "Assignment and Assumption Agreement"), in order to effect the assignment of the Remaining Assets (as defined therein) by the Selling Parties and assumption of the Assumed Liabilities by the Purchaser.

                           (d) Additional Actions.

                  Selling Parties and Purchaser shall, on request, both at the Closing and after the Closing Date, take such further actions as may be reasonably requested by the other party to carry out the intent of this Agreement and the Bill of Sale, the Assignment and Assumption Agreement, and all other documents and agreements to be executed and delivered at the Closing as agreed to by the parties (collectively, the "Closing Documents").

                  4. Representations and Warranties of Selling Parties.

                  The Selling Parties hereby jointly and severally represent, warrant and covenant to Purchaser as follows:

                           (a) Organization, Good Standing and Qualification.

                  Each of the Selling Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all necessary corporate powers to own its property and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in all jurisdictions in which the nature of such Selling Parties' business or it property makes such qualification necessary.


                           (b) Corporate Power; Authority.

                  Selling Parties have all requisite corporate power and authority to enter into, perform and carry out this Agreement. This Agreement has been duly authorized, executed and delivered by the Selling Parties, and constitutes a legal and valid obligation of each of the Selling Parties, enforceable in accordance with its terms.

                           (c) Assets.

                  The Selling Parties are the true and lawful owners of all of the Assets and have all necessary power and authority to sell the Assets to Purchaser, free and clear of all Liens. The Assets include all of the operating assets of the Selling Parties useful and necessary to conduct the TCC Business as operated by Selling Parties prior to the Closing Date. Except as set forth on
Schedule 4(c), on the Closing Date, Purchaser will acquire good and valid title to the Assets free and clear of all Liens, except to the extent any of the Assets are subject to either a purchase


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


contract with an outstanding balance, or a lease, in either case only to the extent set forth on Schedule 4(c).

                           (d) Compliance with Law.

                  Selling Parties hold, and at all times have held, all material licenses, permits and authorizations necessary for the lawful operation of the TCC Business pursuant to all materially applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over either of Selling Parties, the TCC Business or any other part of Selling Parties' operations. Except as set forth on Schedule 4(d), since January 1, 1997, (i) there has been no violation of any material law, regulation, decree, judgment or order by either of Selling Parties or concerning the operation of the TCC Business and (ii) there has been no inspection of the facilities used in connection with TCC Business by or on behalf of any governmental bodies, agencies or subdivisions.

                           (e) No Violation of Other Instruments.

                  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or violation of the terms of any decree, judgment, law, regulation or order (to which either of the Selling Parties is subject or is a named party) now in effect of any court or other governmental body. Except as set forth on Schedule 4(e) no consent, permit, approval, order or authorization of, or registration, qualification, or filing with, any governmental agency or authority, or any other person, is required in connection with the consummation of the transactions contemplated by this Agreement or the conduct of the TCC Business by Purchaser after the Closing. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with, or result in any breach of, any of the terms, conditions and provisions of, or constitute a default under or result in the acceleration of any outstanding indebtedness of either of the Selling Parties or creation of any lien, charge, or encumbrance upon any of the assets of either of the Selling Parties, pursuant to either Selling Parties' Articles of Incorporation, Bylaws or any indenture, mortgage, lease, agreement or other instrument to which any of the Selling Parties is a party or by which either of the Selling Parties or any Asset is bound.

                           (f) Financial Statements; Undisclosed Liabilities.

                  The Selling Parties have delivered to Purchaser certain financial information relating to the TCC Business ("TCC's Financial Information") as described in Schedule 4(f). TCC's Financial Information (i) is in accordance with the books and records of TCC and (ii) correctly and fully sets forth the financial position and results of operations of TCC as of the dates indicated. Purchaser acknowledges that such statements have not been audited or reviewed by a certified public accountant.

                           (g) Patents, Trademarks, Tradenames and Copyrights.

                  To the knowledge of Selling Parties, Schedule 1(b)(v) comprises a listing of (i) all trademarks (either registered, common law or registration applied for), trade names, issued patents, patent applications, copyrights, know-how and trade secrets which are held for use by Selling Parties and useful in the TCC Business, (ii) all trademarks, trademark registration


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


applications, trade names, copyrights, know-how and trade secrets which are owned by third parties and are used in the TCC Business or in which Selling Parties have any interest; and (iii) all licenses, sublicenses, assignments or agreements of any kind relating to the aforesaid. Except as otherwise noted in
Schedule 4(g), no litigation or claim is pending or has been threatened against Selling Parties or any director, officer, shareholder, agent or employee of Selling Parties for the infringement of any patents, copyrights, trademarks or trade names of any third party or for the misuse or misappropriation of any trade secrets or know-how owned by any third party used in the TCC Business. All trademarks, copyrights, trade names, designs, trade secrets or know-how which are necessary to the TCC Business conducted by Selling Parties are owned or are usable (without restriction or payment) by Selling Parties. Except as set forth on Schedule 4(g), there has been no infringement or unauthorized use by Selling Parties of any patent, trademark, trade name, copyright, process, design, formula, invention, trade secret, know-how, or technology belonging to a third party in connection with the TCC Business.

                           (h) Contracts.

                  Schedule 4(h) describes all currently effective contracts entered into in connection with the TCC Business, oral or written, known to Selling Parties to which either of the Selling Parties is a party and which (i) involve the payment or receipt of more than $10,000, (ii) have a duration of more than one year, (iii) are financing documents, or (iv) are not for the purchase or sale of goods or services in the ordinary course of the TCC Business consistent with past practices. True and complete copies of all such contracts are attached to Schedule 4(h). Except as set forth on Schedule 4(h), neither of the Selling Parties nor any party to any such contract is in default in performance of or not in compliance with any material provision of any such contract. Selling Parties have no intent, and have no knowledge of any intent by any other party, not to perform its obligations under any such contract.

                           (i) Litigation.

                  Except as set forth in Schedule 4(i), neither of the Selling Parties nor any of the directors, officers, shareholders, agents or employees of the Selling Parties is a party to any pending or threatened action, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or office arising from, relating to or in any way affecting the TCC Business or any of the Assets.

                           (j) Personnel.

                  Schedule 4(j) comprises a complete and correct list of (i) all contractual employment, bonus, profit-sharing, welfare benefit (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), percentage compensation, pension or retirement plans, contracts or agreements with directors, officers, shareholders or employees, collective bargaining or consulting agreements, to which either of the Selling Parties is a party or is subject in connection with the TCC Business, (ii) the names and current compensation rates and planned increases in compensation of all salaried and non-salaried employees of Selling Parties employed in the TCC Business, and
(iii) all group insurance programs in effect for TCC Employees. All of the profit-sharing, pension, welfare benefit and retirement plans set forth on
Schedule 4(j) are qualified under the Internal Revenue Code and ERISA and all past service liabilities thereunder have been fully funded. Schedule 4(j) sets forth a listing of all bonuses paid to TCC Employees in 1997 and 1998, the aggregate amount of accrued vacation and sick leave for TCC Employees, and the amount payable to TCC Employees under other fringe benefit plans.

                           (k) Consent of Board, Shareholders and Others.

                  Each of the Selling Parties has obtained or will obtain prior to the Closing Date, the consent of its Board of Directors, shareholders, and all others required by its Articles of Incorporation, Bylaws or otherwise, to the transactions contemplated by this Agreement.

                           (l) Accuracy of Documents and Information.

                  There is no fact known to Selling Parties which materially and adversely affects the TCC Business, any of the Assets, or the transactions contemplated by this Agreement which has not been expressly and fully set forth in this Agreement or the exhibits and schedules hereto.

                           (m) Related Parties; Acknowledgements.

                  Selling Parties are aware that Fred Lezak ("Lezak") and Dennis Alan Lempert ("Lempert") are principal shareholders, directors and officers of Purchaser. Selling Parties are aware that Lezak is an officer of TCC and a member of the Board of Directors of Telegen, and that Lempert has, in the past, provided legal representation to Selling Parties. Selling Parties have been informed by Lempert that the Rules of Professional Conduct of the California
State  Bar  provide  that  an  attorney   shall  not  enter  into  any  business
relationship with a client without first informing the client of the advisability that the client consult with an independent attorney to assure that the business transaction is fair, just and reasonable to client. Selling Parties previously have been advised of this rule, have had a reasonable period of time to consult, and to the extent Selling Parties have deemed it advisable, have consulted independent counsel.

                  5. Purchaser's Representations and Warranties.

                  Purchaser hereby represents, warrants and covenants to Selling Parties as follows:

                           (a) Organization and Authority.

                  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has all requisite corporate power and authority to enter into, perform and carry out this Agreement.

                           (b) Compliance with Law and Other Instruments.

                  The execution and delivery of this Agreement and compliance with the provisions hereof by Purchaser will not conflict with, result in any material breach of any of the terms, conditions and provisions of, or constitute a material default under any Article, Bylaw, indenture, mortgage, lease, agreement or other instrument to which Purchaser is a party or by which it is bound.

                  6. Conditions to Purchaser's Obligations.

                  Except  as  otherwise   specifically  set  forth  herein,  all
obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing Date or as of such later date as Purchaser may designate, of each of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion.

                           (a) Representations and Warranties True at Closing.

                  The representations and warranties of the Selling Parties contained in this Agreement (including the Schedules hereto) shall be deemed to have been made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true, complete and correct in all material respects. On the Closing Date, Selling Parties shall have delivered to Purchaser a certificate to such effect and to the effect that all conditions set forth in this Section 6 have been satisfied on or before the Closing Date, which certificate shall be satisfactory in form and substance to Purchaser. Purchaser shall not have discovered any error, misstatement or omission in the representation and warranties made by Selling Parties.

                           (b) Authority.

                  All corporate and other proceedings required to be taken by, or on the part of, Selling Parties to authorize Selling Parties to execute, deliver and carry out this Agreement and to sell the Assets to Purchaser shall have been duly and properly taken, including the written approval of all of the shareholders of TCC to this Agreement and the Promissory Note.

                           (c) Material Changes.

                  Between the most recent date of TCC's Financial Information and the Closing Date (i) there shall have been no materially adverse change in the position, financial or otherwise, of the Assets or the TCC Business; (ii) Selling Parties shall not be involved in any labor dispute which materially and adversely affects Selling Parties; and (iii) Selling Parties shall not have suffered any liability, judgment, lien or termination of any contract or the imposition of any obligation, the effect of which shall be materially adverse to the TCC Business.

                           (d) Approvals.

                  Purchaser and Selling Parties, as the case may be, shall either (i) have received as of the Closing Date all material licenses, permits, consents, authorizations and approvals of any governmental agency or authority, or any other person ("Approvals") necessary or appropriate for the operation of the TCC Business, or (ii) if such Approvals have not been issued prior to the date first set forth above, Purchaser shall be satisfied in its discretion that such Approvals will be issued in the ordinary course after such date and that Purchaser can operate the TCC Business as presently operated after such date prior to the issuance of such Approvals without incurring any material liability or obligation based on such operation prior to the issuance of such Approvals.

                           (e) Other Documents and Agreements.

                  In addition to all documents and instruments required pursuant to Section 1 hereof, Selling Parties shall have delivered to Purchaser the following documents and agreements: (i) the Bill of Sale substantially in the form attached hereto as Exhibit B, and (ii) the Assignment substantially in the form attached hereto as Exhibit C.

                           (f) No Action to Prevent Completion.

                  There shall not have been instituted and be continuing or threatened against Selling Parties or any of the directors, officers, shareholders, agents or employees of Selling Parties any claim, action or proceeding which would materially adversely affect the TCC Business, nor shall there have been instituted and be continuing or threatened any action or proceeding by or before any court or other governmental body to restrain, prohibit or invalidate, or to obtain damages in respect of, the transactions contemplated by this Agreement or which might adversely affect the right of Purchaser after the Closing Date to own the Assets or to operate or control the TCC Business, as contemplated by this Agreement.

                           (g) Failure of Conditions.

                  In the event any one or more of the conditions set forth in this Section 6 is not satisfied within the dates required, Purchaser, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent, (ii) to terminate this Agreement pursuant to Section 10, or (iii) to postpone the Closing Date for a period not to exceed 30 days.

                  7. Conditions to Obligations of Selling Parties.

                  Except  as  otherwise   specifically  set  forth  herein,  all
obligations of Selling Parties under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived in writing by Selling Parties.

                           (a) Representations  and  Warranties  True  at  the
                               Closing.

                  The representations and warranties of Purchaser contained in this Agreement shall be deemed to have been made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true in all material respects.

                           (b) No Action to Prevent Completion.

                  There shall not have been instituted and be continuing or threatened any action or proceeding by or before any court or other governmental body to restrain, prohibit or invalidate, or to obtain substantial money damages in respect of, the transactions contemplated by this Agreement.

                           (c) Authority.

                  All corporate and other proceedings required to be taken by, or on the part of, Purchaser, to authorize Purchaser to execute, deliver and carry out this Agreement, shall have been duly and properly taken.

                           (d) Delivery of Closing Payment; Promissory Note.

         Selling Parties shall have delivered to Purchaser the following documents and agreements: (i) the Closing Payment and (ii) the Promissory Note substantially in the form attached hereto as Exhibit A.

                  8. Covenants.

                           (a) No Agency.

                  From and after the date hereof, neither Purchaser nor either of the Selling Parties shall represent itself as the agent of the other.

                           (b) Confidentiality.

                  Neither Selling Parties nor Purchaser shall make a public announcement about the transactions contemplated hereunder without the prior written consent of the other party, unless required by law. Selling Parties and its agents each agree that all confidential and proprietary information relating to the business or operations of Purchaser shall be treated as confidential, and each of the Selling Parties shall not use or disclose such information after the Closing Date; provided, however, that there shall be no obligation to keep in confidence any information which (i) was permitted in writing by Purchaser to be used or disclosed or (ii) is within the public domain or comes within the public domain without any breach of this Agreement.

                           (c) Access.

                  To the extent  reasonably  necessary  for a period of 180 days after the Closing Date, and then with appropriate consideration of the confidentiality of the subject transaction, Purchaser and its counsel, accountants and other representatives shall have full access during normal business hours to all the, books, accounts, records, contracts and documents of or relating to the Assets, and Selling Parties shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning its business, finances and properties that may be reasonably requested.

                           (d) Insurance.

                  Through and until the Closing Date, either or both of the Selling Parties shall continue to carry insurance in connection with the TCC Business and Assets in amounts required to fully replace the same in the event of loss or damage.

                           (e) Cooperation; Employees of TCC.

                  Selling Parties shall not discourage in any way any of the employees, customers or suppliers from commencing and maintaining similar relations with Purchaser. Selling Parties shall use their best efforts to assist Purchaser in hiring the TCC Employees and Purchaser shall provide each such TCC Employee employment with Purchaser for a position similar to that held by such employee with the Selling Parties. Selling Parties shall not persuade or entice any TCC Employee employed by Purchaser to leave the employment of Purchaser or terminate their contractual relationship with Purchaser for any reason or purpose.

                           (f) Taxes.

                  All transfer, use, documentary transfer, stamp or excise taxes, or other similar taxes of any type payable in connection with the sale and transfer of the Assets or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the other Closing Documents, shall be borne by the Selling Parties; provided, however, that Purchaser shall pay for any sales tax owing to the State of California in connection with this transaction.

                           (g) Premises.

                  Selling Parties shall take all action, including, without limitation, obtaining all necessary consents, waivers and permits, so as to allow Purchaser to occupy, rent free, 2500 square feet of the Premises (the "TCC Premises"), including, without limitation, private offices, engineering and storage space until December 31, 1998, and conduct the TCC Business therefrom. Attached hereto as Schedule 8(g) is a detailed floorplan of the TCC Premises. In the event Selling Parties vacate the Premises, Selling Parties shall provide Purchaser no less than thirty (30) days notice prior to the date Selling Parties intend to vacate the Premises; provided, however, that in the event Selling Parties receive less than thirty (30) days notice to vacate the Premises, Selling Parties shall use best efforts to promptly inform Purchaser of such notice and shall have no further obligation to the Purchaser hereunder in connection with the Premises. Purchaser shall have no liability with respect to the TCC Premises after it ceases to occupy the Premises. Selling Parties shall provide Purchaser full access to the Premises, including, without limitation, the necessary passwords, codes and access codes to gain entry to the Premises. Purchaser shall pay a pro rata share, based on a ratio of the TCC Premises to the Premises as a whole, of utilities, common area maintenance costs and telephone charges in connection with its use of the TCC Premises.

                           (h) Satisfaction of Conditions.

                  Each party shall in good faith proceed to take or cause to be taken all actions within its power necessary to satisfy all conditions to its obligations to close and consummate the transactions contemplated by this Agreement.

                           (i) Conduct of Business Prior to Closing Date.

                  Between the date hereof and the Closing Date, except with the consent of Purchaser and except as may be required to effect transactions contemplated in this Agreement,

Selling Parties will (i) conduct the TCC Business in the ordinary course thereof in accordance with past practices; (ii) not make any changes in its accounting methods or practices except as required by generally accepted by generally accepted accounting principles; (iii) not enter into any agreement, commitment or contract of any kind which would be required to be disclosed in a schedule to this Agreement except those in the ordinary course of the TCC Business and consistent with past practices; and (iv) not sell or lease, or agree to sell or lease, all or substantially all of the Assets and the TCC Business.

                           (j) Litigation.

                  Selling Parties shall retain control of the prosecution and defense of all claims in connection with those certain legal actions to which Telegen and Rates Technology, Inc. are parties; provided, however, that Selling Parties shall promptly provide written notice to Purchaser in the event the prosecution, defense or settlement of such action could affect the Assets or TCC Business.

                           (k) Release.

                  In consideration of certain cash advances personally made by Lezak on behalf of Selling Parties for certain expenses including, without limitation, travel expenses, spare parts and other expenses related to the TCC Business, and for other good and valuable consideration, Selling Parties hereby waive, release and forever discharge Lezak from any and all claims it has in connection with that certain $10,000 cash advance of salary made by Selling Parties to Lezak. Selling Parties hereby acknowledge that they have read, understood, and hereby expressly waive any and all right and benefit which they now have, or in the future may have, conferred upon them by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                           (l) Confidentiality Agreements; Non-Competition
                               Agreements.

                  Selling Parties acknowledge that all confidentiality agreements and non-competition agreements entered into between Selling Parties and the TCC Employees are included in the Assigned Contracts, to the extent they relate to the Assets only, and will be assigned to Purchaser effective as of the Closing Date. Selling Parties hereby agree and acknowledge that after the Closing Date, Purchaser shall have sole authority to enforce such agreements.

                           (m) Bulk Sale Laws.

                  The Selling Parties and the Purchaser understand that notices of bulk sales may be required under California law in connection with the consummation of this transaction and that no such notices are given hereunder.


                  9. Indemnity.

                           (a) Indemnity of Purchaser.

                  With respect to claims asserted by Purchaser after the Closing Date, Selling Parties shall jointly and severally indemnify, hold harmless and defend Purchaser from and against any and all losses, costs, expenses, liabilities claims, demands and judgments of every nature (including the defense thereof and reasonable attorneys' fees incurred) arising out of or in connection with or related to (i) any and all claims (whether known or unknown, fixed or contingent), losses, costs, expenses, commitments, agreements, liabilities and obligations of either of the Selling Parties, or arising from the operations or commitments of either of the Selling Parties, whether arising or existing either before or after the Closing, whether accrued, absolute, contingent or otherwise and whether or not disclosed in this Agreement or on the exhibits or schedules hereto, to the extent not expressly assumed by Purchaser pursuant to this Agreement (whether or not such liability or obligation is imposed by statute);
(ii) the breach by either of the Selling Parties of any warranty or representation made by Selling Parties pursuant to this Agreement, (iii) the non-performance, partial or total, of any covenant made by either of the Selling Parties pursuant to this Agreement; (iv) product or testing liabilities relating to periods prior to the Closing Date; (v) human resource liabilities relating to periods prior to the Closing Date (including, for example, obligations to retirees); and (vi) any liabilities resulting from bulk sales laws except for liabilities resulting from assumption of any and all liabilities by the Purchaser hereunder.

                           (b) Indemnity of Selling Parties.

                  With respect to claims asserted by Selling Parties after the Closing Date, Buyer shall indemnify and hold Selling Parties harmless from and against any and all losses, costs, expenses, liabilities, claims, demands and judgments of every nature (including the defense thereof and reasonable attorneys' fees incurred) arising out of or in connection with or which are related to the non-performance, partial or total, of Purchaser's covenant to pay any sales tax owing to the State of California in connection with this transaction.

                           (c) Notice  of  Claims - Participation in Third Party
                               Suits.

                  Any party making a claim for indemnity under this Section 9 ("Indemnitee") against the other party ("Indemnitor") shall give notice of such claim in writing, which notice shall state in general terms the facts upon which Indemnitee makes such claim for indemnification together with reasonable documentation of such claim. In the event of any claim or demand asserted against Indemnitee by a third party upon which Indemnitee may claim indemnification under this Section 9, Indemnitee shall give Indemnitor written notice within 15 days after receipt thereof indicating whether Indemnitee intends to conduct the defense of such claim or demand. Indemnitor shall have the right, at such Indemnitor's own expense, to participate in such defense, by written notice given to Indemnitee within 15 days from the date of Indemnitee's notice of such claim. If Indemnitee conducts the defense and Indemnitor doesn't participate in such defense, Indemnitee shall have the right fully to control and to settle the proceeding. If Indemnitor elects to participate in such defense, Indemnitee shall nonetheless control the proceeding, but shall not settle the same without the consent of Indemnitor, which consent shall not be unreasonably withheld. If Indemnitee elects not to conduct the defense,

Indemnitor shall conduct such defense and Indemnitor shall not settle the same without the consent of Indemnitee, which consent shall not be unreasonably withheld.

                           (d) Setoff.

                  Purchaser may, in its sole discretion, setoff the amount, or any portion thereof (such amounts being "Setoff Amounts"), of any claims for indemnity for which Selling Parties are liable hereunder against the Purchase Price. If at any time Purchaser's claims exceed the amounts then payable to Selling Parties thereunder (or if Purchaser does not elect to effect such Setoff Amounts), Selling Parties shall be liable to Purchaser for such amount, and Selling Parties shall make the required payment of such amount in cash within ten (10) days after receipt of such claims from Purchaser.

                  10. Termination.

                           (a) Termination by Mutual Consent.

                  At any time prior to the Closing, this Agreement may be terminated by the written consent of Purchaser and the Selling Parties.

                           (b) Termination by Purchaser or Selling Parties.

                                    (i) Termination by Purchaser.

                  Purchaser may terminate this Agreement at any time prior to the Closing by delivery of written notice to Selling Parties if: (A) either of the Selling Parties has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; (B) any representation or warranty made by either of the Selling Parties is false or inaccurate in any material respect or there is any material misrepresentation or omission by any of the Selling Parties; or (C) upon the occurrence of an event that has a material adverse effect on the TCC Business.

                                    (ii) Termination by Selling Parties.

                  Selling Parties may terminate this Agreement at any time prior to the Closing by delivery of written notice to Purchaser if: (A) Purchaser has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; or (B) any representation or warranty made by Purchaser is false or inaccurate in any material respect or there is any material misrepresentation or omission by Purchaser.

                           (c) Effect of Termination.

                  In the event of termination as provided above, all parties hereto shall bear their own costs associated with this Agreement and all transactions mentioned herein and there shall be no obligation on the part of either party's officers, directors or stockholders; provided, however, that in the event that the failure to consummate the transactions contemplated herein is caused directly by a material breach of this Agreement by Purchaser, Purchaser shall forfeit One

Hundred and Fifty Thousand Dollars ($150,000) of the Refundable Deposit to Telegen. Nothing herein will relieve any party from liability for any breach of this Agreement prior to termination.

                           (d) No Election of Remedies.

                  The election of a party to terminate hereunder shall not be deemed an election of remedies, and all other remedies allowed hereby will survive such termination.

                  11. Miscellaneous.

                           (a) Assignment.

                  This Agreement shall be binding upon and inure to the benefit of the assigns, heirs, administrators, executors, legal representatives and successors in interest of the parties hereto, provided, however, that this Agreement shall not be assignable or delegable by either of the Selling Parties. With the consent of Selling Parties (which shall not be unreasonably withheld), Purchaser may assign, in whole or in part and to one or more third parties, any of Purchaser's rights or obligations under this Agreement.

                           (b) Expenses.

                  Except as expressly provided herein, Purchaser and Selling Parties shall each pay their own costs and expenses, including legal and accounting expenses, relating to the transactions provided for herein, irrespective of when incurred.

                           (c) Additional Documentation.

                  Selling Parties shall from time to time, subsequent to the date first set forth above, at Purchaser's request and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other action as Purchaser reasonably may require in order more effectively to consummate the transactions contemplated by this Agreement.

                           (d) Notices.

                  Any notice required or permitted hereunder shall be in writing and shall be given by facsimile, personal delivery or telegraph, telex or US mail, certified or registered with return receipt requested, and shall be deemed to have been duly given on personal delivery or one business day after confirmed fax or three days after the mailing to the respective persons named below:

            If to Telegen:            Telegen Corporation
                                      101 Saginaw Drive
                                      Redwood City, CA  94063

                                      Attn: Fred Kashkooli
                                      Fax:  (650) 261-9468

            If to TCC:                Telegen Communications Corporation
                                      101 Saginaw Drive
                                      Redwood City, CA  94063

                                      Attn: Fred Kashkooli
                                      Fax:  (650) 261-9468

            If to Purchaser:          SynerCom Inc.
                                      101 Saginaw Drive
                                      Redwood City, CA  94063

                                      Attn: Fred Lezak
                                      Fax:  (510) 376-9030

            With a copy to:           Law Offices of Dennis Alan Lempert
                                      160 Saratoga Avenue, 2d Floor
                                      Santa Clara, CA  95051-7334

                                      Attn: Dennis Alan Lempert, Esq.
                                      Fax:  (408) 248-5974


                           (e) Survival of Terms.

                  All representations, warranties, covenants and agreements made herein or otherwise referenced herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

                           (f) Governing Law; Consent to Jurisdiction.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed by residents of California and wholly to be performed in California. All judicial proceedings brought against Purchaser or Selling Parties with respect to this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the State of California, and by execution and delivery of this Agreement, each party hereto hereby submits to the exclusive jurisdiction and venue of such court. Each party agrees that service upon such party in any such action or proceeding may be made by first class mail, certified or registered, return receipt requested as provided by the giving of notices in Section 11(d).

                           (g) Attorneys' Fees.

                  In  the  event  of  litigation   under  this  Agreement,   the
prevailing party shall be entitled to reimbursement of reasonable attorneys' fees and costs of suit.

                           (h) Risk of Loss and Prorations.

                  Selling Parties and Purchaser hereby acknowledge and agree that, except as otherwise provided herein, Selling Parties shall have possession of all of the Assets through the Closing Date, and all risk of loss to said Assets being sold hereunder prior to the Closing shall be that of the Selling Parties. Insurance coverage, taxes, rentals, utility bills, and other day-to-day expenses, except for employee related expenses which are treated in the following sentence, shall be paid by the Selling Parties through the Closing Date; any such items pre-paid for time periods after the Closing Date shall be returned to Telegen. All TCC Employees-related expenses, including wages, taxes, withholdings, accrued vacation allowances, and all other customary employee expenses shall be paid by the Selling Parties through January 31, 1998; any such expenses incurred after such date shall be borne by the Purchaser.

                           (i) Severability.

                  If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

                           (j) Preparation of Agreement.

                  This Agreement has been negotiated between parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self-interest. Accordingly, this Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

                           (k) Entire Agreement and Modification.

                  This Agreement and the schedules and exhibits hereto constitute and contain the entire agreement of the parties and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may only be amended by a written instrument signed by the parties hereto.

                           (l) Captions.

                  The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.

                           (m) Counterparts.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.




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                                       21

                  IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.


SELLING PARTIES:                       Telegen Corporation


                                       By: /s/ FRED Y. KASHKOOLI
                                          --------------------------------------
                                       Name:  Fred Y. Kashkooli
                                              ----------------------------------
                                       Title: Chief Executive Officer
                                              ----------------------------------

                                       Telegen Communications Corporation


                                       By: /s/ WARREN M. DILLARD
                                           -------------------------------------
                                       Name:  Warren M. Dillard
                                              ----------------------------------
                                       Title: Chief Financial Officer
                                              ----------------------------------

PURCHASER:                             SynerCom Inc.


                                       By: /s/ FREDERICK T. LEZAK JR.
                                           -------------------------------------
                                       Name:  Frederick T. Lezak, Jr.
                                              ----------------------------------
                                       Title: President
                                              ----------------------------------

           LIST OF EXHIBITS AND SCHEDULES TO ASSET PURCHASE AGREEMENT


EXHIBIT A          -- SECURED PROMISSORY NOTE FOR $150,000

EXHIBIT B          -- BILL OF SALE

EXHIBIT C          -- ASSIGNMENT AND ASSUMPTION AGREEMENT

Schedule 1(b)(i)   -- Fixed Asset

Schedule 1(b)(ii)  -- Inventory

Schedule 1(b)(iii) -- Accounts Receivable

Schedule 1(b)(iv)  -- Assigned Contracts

Schedule 1(b)(v)   -- Intangible Property

Schedule 1(b)(vi)  -- Books and Records

Schedule 1(c)      -- Excluded Assets

Schedule 1(d)      -- Assumed Liabilities

Schedule 2(b)      -- Allocation of Purchase Price

Schedule 4(c)      -- Assets

Schedule 4(d)      -- Compliance with Law

Schedule 4(e)      -- No Violation of Other Instruments

Schedule 4(f)      -- Financial Statements; Undisclosed Liabilities

Schedule 4(g)      -- Patents, Trademarks, Tradenames and Copyrights

Schedule 4(h)      -- Contracts

Schedule 4(i)      -- Telegen v. Rates Technology, Inc.

Schedule 4(j)      -- Personnel

Schedule 8(g)      -- Floorplan of the TCC Premises